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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*

                                  Scoot.com plc
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                                (Name of Issuer)

                    Ordinary Shares of Pound Sterling.02 each
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                         (Title of Class of Securities)

                              --------------------
                                 (CUSIP Number)

                                January 17, 2000

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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[   ]      Rule 13d-1(b)
[ X ]      Rule 13d-1(c)
[   ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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
CUSIP No.

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1.      Name of Reporting Person

        Vivendi S.A.

        I.R.S. Identification No. of Above Person (entities only).

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2.      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [   ]

        (b)   [   ]

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3.      SEC Use Only

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4.      Citizenship or Place of Organization                               France

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Number of Shares
Beneficially
Owned by Each
Reporting
Person With:          5.       Sole Voting Power                       28,000,000

                      6.       Shared Voting Power                            -0-


                      7.       Sole Dispositive Power                  28,000,000


                      8.       Shared Dispositive Power                       -0-

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9.       Aggregate Amount Beneficially Owned by Each Reporting Person  28,000,000

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10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares    [   ]
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11.     Percent of Class Represented by Amount in Row (9)                   5.18%
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12.     Type of Reporting Person (See Instructions)                            CO

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

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ITEM 1.

(a)    Name of Issuer

       Scoot.com plc

(b)    Address of Issuer's Principal Executive Offices:

       Information House
       Parkway Court
       Oxford OXH 2JY
       England

ITEM 2.

(a)    Name of Person Filing

       Vivendi S.A.

(b)    Address of Principal Business Office

       42 avenue de Friedland
       75008 Paris
       France

(c)    Citizenship or Place of Organization

       France

(d)    Title of Class of Securities

       Ordinary Shares of Pound Sterling.02 each

(e)    CUSIP Number:

ITEM 3.

If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or
(c) check whether the person filing is a:

Not Applicable

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ITEM 4. OWNERSHIP

(a)     Amount beneficially owned:                                           28,000,000

(b)     Percent of class:                                                         5.18%

(c)     Number of shares as to which the person has:

       (i)     Sole power to vote or to direct the vote:                     28,000,000

       (ii)    Shared power to vote or direct the vote:                             -0-

       (iii)   Sole power to dispose or to direct the disposition of:        28,000,000

       (iv)    Shared power to dispose or to direct the disposition of:             -0-


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10. CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:

                                           FOR AND ON BEHALF OF
                                           VIVENDI S.A.

                                           /s/ GUILLAUME HANNEZO
                                           -------------------------------------
                                           Signature


                                           -------------------------------------
                                           Name: GUILLAUME HANNEZO
                                           Title: DIRECTEUR FINANCIER


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